Exhibit 99.1

Tourmaline Bio Reports Second Quarter 2024 Financial Results and Recent Business Highlights

– First patient dosed in May 2024 in Phase 2 TRANQUILITY trial evaluating pacibekitug (TOUR006) in patients with high cardiovascular risk –

– On track to initiate a pivotal Phase 3 trial evaluating pacibekitug delivered subcutaneously every 8 weeks as first-line treatment for Thyroid Eye Disease (TED) in the second half of 2024 –

– Added to the Russell 2000® Index and the broad-market Russell 3000® Index in June 2024 –

– Cash, cash equivalents and investments of $334.4 million as of June 30, 2024, providing cash runway into 2027 –

New York, NY – August 8, 2024 – Tourmaline Bio, Inc. (Tourmaline) (NASDAQ: TRML), a late-stage clinical biotechnology company developing transformative medicines to dramatically improve the lives of patients with life-altering immune and inflammatory diseases, today announced its financial results for the second quarter of 2024 and outlined recent business highlights.
“The second quarter of 2024 was another period of strong execution by Tourmaline, including the dosing of the first patient in the Phase 2 TRANQUILITY trial. This represents an important milestone in our pacibekitug clinical development plan, where multiple converging lines of evidence from human genetic studies, epidemiological studies, and mechanistic experiments support the therapeutic potential of IL-6 inhibition for millions of patients with cardiovascular diseases,” said Sandeep Kulkarni, MD, Co-Founder and Chief Executive Officer of Tourmaline. “Along with our ongoing clinical development efforts in TED, the TRANQUILITY trial provides us with two high-conviction paths to unlock major value creation as we approach key data readouts in 2025.”
Clinical Highlights and Upcoming Milestones:
TED
•The pivotal spiriTED Phase 2b trial in TED is currently enrolling, and Tourmaline continues to expect topline data in 2025.
•Tourmaline is on track to initiate a pivotal Phase 3 trial evaluating pacibekitug delivered subcutaneously every 8 weeks as first-line treatment for TED in the second half of 2024, with topline data expected in 2026.
Cardiovascular Inflammation
•In May 2024, Tourmaline initiated the clinical development of pacibekitug for cardiovascular diseases with the first patient dosed in its Phase 2 TRANQUILITY trial.
•At the American Society of Preventive Cardiology Annual Congress held in August 2024, Tourmaline presented a poster describing the rationale and design of the Phase 2 TRANQUILITY trial (“Evaluating TOUR006 in Participants with Chronic Kidney Disease and Elevated hs-CRP: Rationale and Design of the TRANQUILITY Phase 2 Study”).
•The TRANQUILITY trial is evaluating quarterly and monthly subcutaneous dosing of pacibekitug in patients with elevated high-sensitivity C-reactive protein (hs-CRP) and chronic kidney disease (CKD). Tourmaline continues to expect topline data from this trial in the first half of 2025.

•If successful, results from the Phase 2 TRANQUILITY trial are expected to position Tourmaline to be Phase 3-ready in 2025 for pacibekitug in cardiovascular diseases.
Other Corporate Highlights:
•In June 2024, Tourmaline announced the promotion of Ryan Robinson, CPA, to Chief Financial Officer and Treasurer. Mr. Robinson most recently held the role of Vice President, Finance and Controller at Tourmaline, in addition to serving as Tourmaline’s Interim Chief Financial Officer and Treasurer since October 2023.
•Also in June 2024, Tourmaline was added to the Russell 2000® Index and the broad-market Russell 3000® Index as part of the Russell indexes annual reconstitution.
Second Quarter 2024 Financial Results:
Cash Position
•Cash, cash equivalents and investments were $334.4 million as of June 30, 2024, as compared to $203.0 million as of December 31, 2023. Tourmaline anticipates that its current cash, cash equivalents and investments will provide cash runway into 2027, funding key pacibekitug data readouts in TED and cardiovascular disease and the opportunity to expand development efforts into additional indications.
Operating Expenses
•Research and development expenses were $15.7 million for the second quarter of 2024, as compared to $14.5 million for the second quarter of 2023. The increase in research and development expenses was primarily driven by employee compensation costs attributable to increased headcount as well as costs related to the spiriTED and TRANQUILITY trials. Research and development expenses incurred during the second quarter of 2023 included $8.8 million of non-cash expense related to the issuance of additional shares to Pfizer Inc. (Pfizer) pursuant to an anti-dilution provision within the License Agreement between Tourmaline and Pfizer.
•General and administrative expenses were $6.2 million for the second quarter of 2024, as compared to $1.9 million for the second quarter of 2023. The increase in general and administrative expenses was primarily driven by employee compensation costs attributable to increased headcount, increased consulting expenses, including recruiting, commercial planning and other services, and increased professional service fees.
Net Loss
•Net loss was $17.5 million for the second quarter of 2024 and $16.1 million for the second quarter of 2023, resulting in basic and diluted net loss per share of $0.68 and $16.29, respectively.
•The increase in net loss was attributable to increased operating expenses and the overall growth of Tourmaline throughout 2023 and into 2024. The decrease in net loss per share was attributable to the issuance of additional shares of common stock in conjunction with Tourmaline’s reverse merger and private placement that were completed in October 2023 as well as the underwritten follow-on public offering completed by Tourmaline in January 2024.

About Tourmaline Bio:
Tourmaline is a late-stage clinical biotechnology company driven by its mission to develop transformative medicines that dramatically improve the lives of patients with life-altering immune and inflammatory diseases. Tourmaline’s lead asset is pacibekitug (formerly known as TOUR006).
About Pacibekitug:
Pacibekitug (also referred to as TOUR006) is a long-acting, fully-human, anti-IL-6 monoclonal antibody with best-in-class potential and differentiated properties including a naturally long half-life, low immunogenicity, and high binding affinity to IL-6. Pacibekitug has been previously studied in 448 participants, including patients with autoimmune disorders, across six completed clinical trials. Tourmaline is developing pacibekitug in TED and ASCVD as its first two indications, with additional diseases under consideration.
Cautionary Note Regarding Forward-Looking Statements:
Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements may be identified by words and phrases such as “believe,” “designed to,” “expect,” “may,” “plan,” “potential,” “will” and similar expressions, and are based on Tourmaline’s current beliefs and expectations. These forward-looking statements include expectations regarding the development and potential therapeutic benefits of pacibekitug; the timing of initiation, progress and results of Tourmaline’s current and future clinical trials for pacibekitug, including reporting of data therefrom; the timing and potential of preclinical research and development activities; market opportunities; the timing and potential to expand pacibekitug into additional indications; and Tourmaline’s anticipated cash runway. These statements involve risks and uncertainties that could cause actual results to differ materially from those reflected in such statements. Risks and uncertainties that may cause actual results to differ materially include uncertainties inherent in the development of therapeutic product candidates, such as the risk that any one or more of Tourmaline’s current or future product candidates will not be successfully developed or commercialized; the risk of delay or cessation of any planned clinical trials of Tourmaline’s current or future product candidates; the risk that prior results, such as signals of safety, activity or durability of effect, observed from preclinical trials, will not be replicated or will not continue in ongoing or future studies or clinical trials involving Tourmaline’s current or future product candidates; the risk that Tourmaline’s current or future product candidates or procedures in connection with the administration thereof will not have the safety or efficacy profile that Tourmaline anticipates; risks regarding the accuracy of Tourmaline’s estimates of expenses, capital requirements and needs for additional financing; changes in expected or existing competition; changes in the regulatory environment; the uncertainties and timing of the regulatory approval process; unexpected litigation or other disputes; the impacts of macroeconomic conditions Tourmaline’s business, clinical trials and financial position; and other risks and uncertainties that are described in Tourmaline’s Quarterly Report on Form 10-Q filed with the U.S. Securities and Exchange Commission (“SEC”) on or about August 8, 2024 and other filings that Tourmaline makes with the SEC from time to time. Any forward-looking statements speak only as of the date of this press release and are based on information available to Tourmaline as of the date hereof, and Tourmaline assumes no obligation to, and does not intend to, update any forward-looking statements, whether as a result of new information, future events or otherwise.

Tourmaline Bio, Inc.
Condensed Consolidated Statements of Operations (unaudited)
(amounts in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Operating expenses:
Research and development	$15,734	$14,454	$27,110	$20,591
General and administrative	6,237	1,920	12,378	3,285
Total operating expenses	21,971	16,374	39,488	23,876
Loss from operations	(21,971)	(16,374)	(39,488)	(23,876)
Other income, net	4,484	245	8,690	245
Net loss	$(17,487)	$(16,129)	$(30,798)	$(23,631)
Net loss per share, basic and diluted	$(0.68)	$(16.29)	$(1.24)	$(24.93)
Weighted-average common shares outstanding, basic and diluted	25,724	990	24,908	948

Tourmaline Bio, Inc.
Selected Condensed Consolidated Balance Sheet Data (unaudited)
(amounts in thousands)

	June 30,	December 31,
	2024	2023
Cash, cash equivalents and investments	$334,411	$202,951
Working capital	$291,766	$203,872
Total assets	$344,791	$210,295
Total stockholders’ equity	$338,282	$205,042

Media Contact:
Scient PR
Sarah Mishek
SMishek@ScientPR.com

Investor Contact:
Meru Advisors
Lee M. Stern
lstern@meruadvisors.com